MANAGEMENT’S DISCUSSION AND ANALYSIS

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this report to “Tesoro Logistics LP,” “TLLP,” “the Partnership,” “we,” “us” or “our” refer to Tesoro Logistics LP, one or more of its consolidated subsidiaries or all of them taken as a whole. Unless the context otherwise requires, references in this report to “Tesoro” refer collectively to Tesoro Corporation and any of its subsidiaries, other than TLLP, its subsidiaries and its general partner. Unless the context otherwise requires, references in this report to “Predecessor” refer collectively to the acquired assets from Tesoro, and those assets, liabilities and results of operations.

Those statements in this section that are not historical in nature should be deemed forward-looking statements that are inherently uncertain. See “Important Information Regarding Forward-Looking Statements” section for a discussion of the factors that could cause actual results to differ materially from those projected in these statements.

This section should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2015.

BUSINESS STRATEGY AND OVERVIEW

We are a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. We own and operate a network of crude oil, refined products and natural gas pipelines. We also own and operate crude oil and refined products truck terminals, marine terminals and dedicated storage facilities. In addition, we own and operate natural gas processing and fractionation complexes. We are a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and are headquartered in San Antonio, Texas. Our assets are categorized into a Gathering segment, a Processing segment and a Terminalling and Transportation segment. For the both three and six months ended June 30, 2016, approximately 57% of our total revenues were derived from Tesoro under various long-term, fee-based commercial agreements, many of which include minimum volume commitments.

We generate revenues by charging fees for gathering crude oil and natural gas, for terminalling, transporting and storing crude oil and refined products and for processing natural gas. We are generally not exposed to commodity price risk with respect to any of the crude oil, natural gas, natural gas liquids (“NGLs”) or refined products that we handle, with the exception of a nominal amount of condensate. For the NGLs that we handle under keep-whole agreements, the Partnership has a fee-based processing agreement with Tesoro, which minimizes the impact of commodity price movements during the annual period subsequent to renegotiation of terms and pricing each year. We do not engage in the trading of crude oil, natural gas, NGLs or refined products; therefore, we have minimal direct exposure to risks associated with commodity price fluctuations. However, through their effects on our customers’ operations, these risks indirectly influence our activities and results of operations over the long term.

STRATEGY AND GOALS

Our primary business objectives are to maintain stable cash flows and to increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

•	focus on opportunities to provide committed fee-based logistics services to Tesoro and third parties;

•
evaluate investment opportunities that may arise from the growth of Tesoro’s refining and marketing business or from increased third-party activity to make capital investments to expand our existing asset base;

•	pursue acquisitions of complementary assets from Tesoro as well as third parties; and

•	seek to enhance the profitability of our existing assets by pursuing opportunities to add Tesoro and third-party volumes, improve operating efficiencies and increase utilization.

We have been implementing our strategy and goals discussed above, allowing us to increase our distributions by 17% over the last year.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

Relative to these goals, in 2016, we intend to continue to implement this strategy and have completed or announced plans to:

•
expand our assets on our crude oil gathering and transportation system (the “High Plains System”), located in the Bakken Shale/Williston Basin area of North Dakota and Montana (the “Bakken Region”) in support of third-party demand for transportation services and Tesoro’s increased demand for Bakken crude oil in the mid-continent and west coast refining systems, including:

◦	further expanding crude oil storage and transportation capacity and capabilities of our High Plains Pipeline;

◦	expanding our gathering footprint in the Bakken Region, including crude oil, natural gas and water, to enhance and improve overall basin logistics efficiencies;

◦	adding other origin and destination points on the High Plains System to increase volumes; and

◦	pursuing strategic assets in our footprint including potential acquisitions from Tesoro.

•
expand and optimize our natural gas gathering and processing assets located in the Green River Basin, Uinta Basin and Vermillion Basin in the states of Utah, Colorado and Wyoming (the “Rockies Region”) including:

◦	increase compression on our systems in the Green River and Vermillion basins to enhance natural gas volumes recovered from existing wells and support potential new drilling activity; and

◦	expand our gathering footprint and increase compression capabilities in the Uinta basin to increase volumes on our gathering systems and through our processing assets.

•	grow our terminalling and transportation business across our Western U.S. footprint through:

◦	increasing our terminalling volumes by expanding capacity and growing our third-party services at certain of our terminals;

◦	optimize Tesoro volumes and grow third-party throughput at our terminalling and transportation assets; and

◦	pursuing strategic assets in our footprint including completing the acquisition of Tesoro's recently acquired terminalling assets from Flint Hills Resources in Alaska.

ACQUISITIONS

NORTH DAKOTA GATHERING AND PROCESSING ASSETS. On November 21, 2016, the Partnership agreed to acquire crude oil, natural gas and produced water gathering systems and two natural gas processing facilities from Whiting Oil and Gas Corporation, GBK Investments, LLC and WBI Energy Midstream, LLC (the North Dakota Gathering and Processing Assets") for total consideration of approximately $700 million. The North Dakota Gathering and Processing Assets include over 650 miles of crude oil, natural gas, and produced water gathering pipelines, 170 MMcf per day of natural gas processing capacity and 18,700 barrels per day ("bpd") of fractionation capacity in the Sanish and Pronghorn fields of the Williston Basin in North Dakota. The revenue from the assets is approximately 90% fee-based and backed by acreage dedications from ten producers. The assets are well utilized based on current production levels and provide organic expansion opportunities that support continued drilling in existing well locations with attractive production economics. The acquisition, which is subject to customary closing conditions including regulatory approval, is anticipated to close early in the first quarter of 2017.

NORTHERN CALIFORNIA TERMINALLING AND STORAGE ASSETS. Effective November 21, 2016, the Partnership entered into an agreement to acquire terminalling and storage assets located in Martinez, California (the “Northern California Terminalling and Storage Assets”) from subsidiaries of Tesoro for a total consideration of $400 million, comprised of $360 million in cash financed with borrowings under the Partnership’s acquisition credit facility, and the issuance of equity securities of the Partnership with a fair value of approximately $40 million. The Northern California Terminalling and Storage Assets include 5.5 million barrels of crude oil, feedstock, and refined product storage capacity at Tesoro’s Martinez Refinery along with the Avon marine terminal capable of handling 35,000 barrels per day bpd of feedstock and refined product throughput. In connection with the acquisition, Tesoro and TLLP entered into long-term, fee-based storage and throughput and use agreements, which are expected to provide stable cash flows to TLLP.

ALASKA STORAGE AND TERMINALLING ASSETS. Effective July 1, 2016, the Partnership entered into an agreement to purchase certain terminalling and storage assets owned by Tesoro for total consideration of $444 million to be completed in two phases. On July 1, 2016, the Partnership completed the acquisition of the first phase consisting of tankage with a shell capacity of approximately 3.5 million barrels, related equipment and ancillary facilities used for the operations at Tesoro’s Kenai Refinery. The second phase purchase consists of refined product terminals in Anchorage and Fairbanks with combined storage capacity of over 600 thousand barrels, expected throughput of approximately 10 thousand barrels per day (“Mbpd”) and rail loading of 7 Mbpd (together the “Alaska Storage and Terminalling Assets”). Consideration paid for the first phase was $266 million, which comprised of approximately $240 million in cash, financed with borrowings under the secured dropdown credit facility (the

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MANAGEMENT’S DISCUSSION AND ANALYSIS

“Dropdown Credit Facility”), and the issuance of equity to Tesoro with a fair value of $26 million. Consideration for the second phase is expected to be $178 million, comprised of approximately $160 million in cash, expected to be financed with borrowings under the Dropdown Credit Facility, and the issuance of equity securities with a fair value of approximately $18 million.

To reflect the results of the Predecessor, operating and maintenance expenses were recasted to include additional expenses of $1 million during each of the three months ended June 30, 2016 and 2015 and $2 million during each of the six months ended June 30, 2016 and 2015. In addition, depreciation and amortization expenses were recasted $1 million during the six months ended June 30, 2016.

FLINT HILLS RESOURCES. On June 20, 2016, Tesoro closed the acquisition of Flint Hills Resources’ (“FHR”) wholesale marketing and logistics assets in Anchorage and Fairbanks, Alaska. This acquisition includes an Anchorage terminal with 580,000 barrels of storage capacity, a truck rack, and rail loading capability. In addition, the acquisition includes a Fairbanks airport terminal that includes 22,500 barrels of jet fuel storage and a truck rack, as well as a multi-year terminalling agreement at FHR’s North Pole terminal, which will provide efficient rail offload capabilities and provide access to Alaska’s interior. These assets were acquired as part of the second phase of the Alaska Storage and Terminalling Assets mentioned above and the historic cost is reflected in our combined consolidated financial statements.

CURRENT MARKET CONDITIONS

During the second quarter, the spot prices of the commodities that we handle have increased, including crude oil, natural gas, natural gas liquids and refined products. Thus, the second quarter continued the price recovery trend that was realized in the first quarter after over a year and a half of declines. This is the result of fundamentals of oil and gas supply shifting from oversupply toward more balanced supply as well as supply disruptions combined with stronger demand for these commodities. Despite the strengthening of prices, commodity prices remain relatively depressed compared to most periods, and this continues to create challenges for crude oil and natural gas producers who have modified their drilling and production plans. The U.S. oil and gas drilling rig count continued to decline in the second quarter though at quarter’s end, rig count was beginning to increase. In the crude oil and natural gas production basins where we operate, drilling for new wells is potentially not economic for producers to continue at sustained low commodity prices. However, improved drilling techniques and better well management have increased production per well. Also many producers have a back-log of uncompleted wells which are available for completion. Accordingly, these factors may further impact production volumes in conjunction with rig count trends. Lower retail prices and modest improved domestic economic conditions over the second quarter have continued to support increased demand for refined products from our downstream refining and marketing customers. We continue to see a limited impact to our business from the lifting of the crude export ban and expect minimal impact on our business in the short term. We continue to monitor the impact of these changes in market prices and fundamentals on our business in the western United States. Currently, we believe our diversified portfolios of businesses as well as our customers’ minimum volume commitments are sufficient to continue to meet our goals and objectives outlined above. However, if challenging market conditions for producers persist for a sustained period of time, our customers’ financial condition could deteriorate causing non-payment, their potential bankruptcy and project deferrals.

RESULTS OF OPERATIONS

A discussion and analysis of the factors contributing to our results of operations presented below includes the combined financial results of our Predecessor and the consolidated financial results of TLLP for all periods presented. The financial statements of our Predecessor have been prepared from the separate records maintained by Tesoro and may not necessarily be indicative of the conditions that would have existed or the results of operations if our Predecessor had been operated as an unaffiliated entity. The financial statements, together with the following information, are intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting future performance.

NON-GAAP MEASURES

As a supplement to our financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), our management uses certain “non-GAAP” measures to analyze our results of operations, assess internal performance against budgeted and forecasted amounts and evaluate future impacts to our financial performance as a result of capital investments, acquisitions, divestitures and other strategic projects.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

During the second quarter of 2016, management revised its internal and external use of non-GAAP measures to eliminate any adjustments to U.S. GAAP net earnings and earnings before interest, income taxes, and depreciation and amortization expense (“EBITDA”) for items previously considered “special items” and loss attributable to our Predecessor. We believe our revised presentation of net earnings and EBITDA and descriptions of significant activities impacting U.S. GAAP net earnings are sufficient to convey our financial performance to the users of our financial statements.

Additionally, we revised our definition of Distributable Cash Flow to include the reconciliation of this non-GAAP measure to be from U.S. GAAP net cash from operating activities rather net earnings. We believe this method of reconciliation is more appropriate based on our determination that Distributable Cash Flow provides a measure by which users of our financial statements can assess our ability to generate cash and thus additional liquidity.

Following these changes, our non-GAAP measures include the following:

•	Financial non-GAAP measure of EBITDA, as defined above; and

•	Liquidity non-GAAP measures:

◦
Distributable Cash Flow is derived from net cash flow from operating activities plus or minus changes in working capital, amounts spent on maintenance capital net of reimbursements and other adjustments not expected to settle in cash; and

◦
Pro Forma Distributable Cash Flow is Distributable Cash Flow plus or minus adjustments for the acquisition of noncontrolling interest in connection with the merger of QEP Midstream Partners, LP (“QEPM”) into TLLP completed in July 2015.

We present the performance and liquidity measures defined above because investors, analysts, lenders and ratings agencies may use these measures to help analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to the following:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

In addition, these measures are used by management to assess internal performance. We believe these measures, when supplemental to information presented under U.S. GAAP, may provide meaningful information to the users of our financial statements. Each of the performance and liquidity measures should not be used in isolation from their comparable U.S. GAAP measure and thus should not be considered as alternatives to any U.S. GAAP measure. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings, operating income and net cash from operating activities.

OPERATING METRICS

Management utilizes the following operating metrics to evaluate performance and compare profitability to other companies in the industry: average revenue per barrel, average revenue per Million British thermal units (“MMBtu”), and average keep-whole fee per barrel. There are a variety of ways to calculate average revenue per barrel, average revenue per MMBtu, and average keep-whole fee per barrel; other companies may calculate these in different ways. We calculate average revenue per barrel as revenue divided by total throughput (barrels). We calculate average revenue per MMBtu as revenue divided by total throughput (MMBtu). We calculate average keep-whole fee per barrel as revenue divided by total throughput (barrels).

The following table and discussion is a summary of our results of operations for the three and six months ended June 30, 2016 and 2015, including a reconciliation of EBITDA to net earnings and Distributable Cash Flow to cash flow from operating activities (in millions, except per unit amounts). Our financial results may not be comparable as our Predecessor did not record revenues with Tesoro. Our Predecessor recorded general and administrative expenses and financed operations differently than the Partnership. See “Factors Affecting the Comparability of Our Financial Results” in our Annual Report on Form 10-K for the year ended December 31, 2015.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

CONSOLIDATED RESULTS

In accordance with U.S. GAAP, we have accounted for the Alaska Storage and Terminalling Assets, whereby TLLP obtained control of the Alaska Storage and Terminalling assets from Tesoro, as a transaction between entities under common control. Accordingly, TLLP’s consolidated financial statements reflect the results of operations of the Predecessor for the periods presented.

SUMMARY (In millions, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Gathering	$82	$89	$173	$166
Processing	68	67	139	134
Terminalling and Transportation (a)	143	119	281	238
Total Revenues	293	275	593	538
Costs and Expenses
Operating and maintenance expenses (b)	103	100	209	191
General and administrative expenses	22	28	46	53
Depreciation and amortization expenses	45	44	89	88
Net loss on asset disposals and impairments	—	—	1	—
Total Costs and Expenses	170	172	345	332
Operating Income	123	103	248	206
Interest and financing costs, net	(45)	(38)	(89)	(75)
Equity in earnings of unconsolidated affiliates	3	1	7	4
Other income, net	—	—	6	—
Net Earnings	$81	$66	$172	$135

Loss attributable to Predecessor	$2	$6	$3	$11
Net earnings attributable to noncontrolling interest	—	(6)	—	(16)
Net Earnings Attributable to Partners	83	66	175	130
General partner’s interest in net earnings, including incentive distribution rights	(36)	(17)	(68)	(31)
Limited Partners’ Interest in Net Earnings	$47	$49	$107	$99

Net Earnings per Limited Partner Unit:
Common - basic	$0.48	$0.60	$1.12	$1.23
Common - diluted	$0.48	$0.60	$1.12	$1.23

Weighted Average Limited Partner Units Outstanding:
Common units - basic	95.2	80.7	94.4	80.5
Common units - diluted	95.2	80.8	94.4	80.6

(a)
Our Predecessor did not record revenue for transactions with Tesoro in the Terminalling and Transportation segment for assets acquired in the acquisitions from Tesoro prior to the effective date of each acquisition.

(b)
Operating and maintenance expenses include net imbalance settlement gains of $2 million for both the three months ended June 30, 2016 and 2015, and $3 million and $4 million for the six months ended June 30, 2016 and 2015, respectively. Also includes reimbursements primarily related to pressure testing and repairs and maintenance costs pursuant to the Amended Omnibus Agreement of $3 million and $9 million for the three months ended June 30, 2016 and 2015, respectively, and $9 million and $15 million for the six months ended June 30, 2016 and 2015, respectively.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Reconciliation of Net Earnings to EBITDA:
Net earnings	$81	$66	$172	$135
Depreciation and amortization expenses	45	44	89	88
Interest and financing costs, net of capitalized interest	45	38	89	75
EBITDA	$171	$148	$350	$298

Reconciliation of Net Cash from Operating Activities to Distributable Cash Flow and Pro Forma Distributable Cash Flow:
Net cash from operating activities (a)	$89	$64	$249	$211
Changes in assets and liabilities	43	53	32	21
Predecessors impact	1	6	2	13
Maintenance capital expenditures (b)	(14)	(15)	(24)	(25)
Reimbursement for maintenance capital expenditures (b)	10	2	14	3
Net earnings attributable to noncontrolling interest (c)	—	(6)	—	(16)
Other adjustments for noncontrolling interest (c)	—	(12)	—	(20)
Adjustments for unconsolidated affiliates (d)	(3)	(3)	(3)	(1)
Other (e)	—	—	(2)	15
Distributable Cash Flow	126	89	268	201
Pro forma adjustment for acquisition of noncontrolling interest (f)	—	19	—	36
Pro Forma Distributable Cash Flow	$126	$108	$268	$237

(a)
During the second quarter of 2016, we revised our reconciliation of distributable cash flow and pro forma distributable cash flow by reconciling the liquidity measure from net cash from operating activities. There were no impacts to previously reported amounts as a result of this methodology change.

(b)
We exclude maintenance capital expenditures including tank restoration costs and expenditures required to ensure the safety, reliability, integrity and regulatory compliance of our assets with an offset for any reimbursements received for such expenditures.

(c)
Prior to 2016 for noncontrolling interests associated with QEPM and Rendezvous Gas Services, L.L.C. (“RGS”), we excluded earnings along with other adjustments to reflect gross cash available for distribution net of noncontrolling interest impacts.

(d)
We adjust net cash from operating activities to reflect cash distributions received from unconsolidated affiliates attributed to the period reported for the purposes of calculating distributable cash flow.

(e)
Other includes items that had a non-cash impact on our operations and should not be considered in distributable cash flow. Non-cash items for the six months ended June 30, 2016 and 2015 include primarily the exclusion of the non-cash gain of $6 million recognized relating the settlement of the Questar Gas Company litigation as discussed in Note 6 to our condensed combined consolidated financial statements and the inclusion of $13 million for acquired deficiency revenue billings to customers in 2015.

(f)	Reflects the adjustment to include the noncontrolling interest in QEPM as controlling interest based on the pro forma assumption that the merger of QEPM with TLLP occurred on January 1, 2015.

THREE MONTHS ENDED JUNE 30, 2016 VERSUS THREE MONTHS ENDED JUNE 30, 2015

OVERVIEW. Our net earnings for the three months ended June 30, 2016 (“2016 Quarter”) increased $15 million to $81 million from $66 million for the three months ended June 30, 2015 (“2015 Quarter”).

REVENUES. The increase in revenue of $18 million, or 7%, to $293 million was driven primarily by the crude oil and refined product storage and pipeline assets in Los Angeles, California (the “LA Storage and Handling Assets”) purchased from Tesoro in November 2015 and by higher crude oil gathering throughput on the Tesoro High Plains Pipeline partially offset by declines in natural gas production leading to reduced volumes on our gathering system.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased $6 million to $22 million in the 2016 Quarter compared to the 2015 Quarter primarily due to higher costs in 2015 due to integration efforts in connection with the QEPFS acquisition.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

INTEREST AND FINANCING COSTS, NET. Net interest and financing costs increased $7 million, primarily related to the issuance of new senior notes during the 2016 Quarter and borrowings on the Dropdown Credit Facility related to the acquisition of the LA Storage and Handling Assets.

SIX MONTHS ENDED JUNE 30, 2016 VERSUS SIX MONTHS ENDED JUNE 30, 2015

OVERVIEW. Our net earnings for the six months ended June 30, 2016 (“2016 Period”) increased $37 million to $172 million from $135 million for the six months ended June 30, 2015 (“2015 Period”).

REVENUES. Revenues for the 2016 Period increased $55 million to $593 million from $538 million for the 2015 Period primarily driven by the LA Storage and Handling Assets purchased from Tesoro in November 2015. In addition, revenue increases were driven by higher crude oil gathering throughput on the Tesoro High Plains Pipeline, increased NGL processing throughput and pass-through revenue received from Tesoro during the 2016 Period, in which we recovered a temporary fee related to right-of-way costs, partially offset by a decrease in crude oil trucking revenues as a result of increased usage of the Tesoro High Plains Pipeline.

OPERATING AND MAINTENANCE EXPENSES. Operating and maintenance expenses for the 2016 Period increased $18 million to $209 million from $191 million for the 2015 Period primarily due to the reporting of gross operating and maintenance expense related to our transactions with RGS for the 2016 Period that were previously eliminated in the 2015 Period in consolidation and higher costs associated with the LA Storage and Handling Assets.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased $7 million to $46 million in the 2016 Period compared to the 2015 Period primarily due to higher costs in 2015 due to integration efforts in connection with the QEPFS acquisition.

INTEREST AND FINANCING COSTS, NET. Net interest and financing costs increased $14 million to $89 million from $75 million for the 2015 Period primarily related to the issuance of new senior notes during the 2016 Period and borrowings on the Dropdown Credit Facility related to the acquisition of the LA Storage and Handling Assets and write-off of debt issuance costs in connection with debt transactions as discussed in the “Capital Resources and Liquidity” section.

OTHER INCOME, NET. The 2016 Period includes a settlement gain of $6 million related to the legal settlement discussed further in Part II, Item 1 of this Quarterly Report on Form 10-Q.

SEGMENT RESULTS OF OPERATIONS

GATHERING SEGMENT

Our Gathering segment consists of crude oil, natural gas and produced water gathering systems in the Bakken Region and the Rockies Region. Our High Plains System, located in the Bakken Region, gathers and transports crude oil from various production locations in this area for transportation to Tesoro’s North Dakota refinery and other destinations in the Bakken Region, including export rail terminals and pipelines. Our natural gas gathering systems include the gathering systems of our equity method investments. In addition, we own four gathering systems and two pipelines regulated by the Federal Energy Regulatory Commission through, which we provide natural gas and crude oil transportation services.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

GATHERING SEGMENT OPERATING RESULTS (in millions, except volumes, revenue per barrel and revenue per MMBtu amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Gas gathering revenues	$40	$46	$83	$82
Crude oil gathering pipeline revenues	32	30	67	57
Crude oil gathering trucking revenues	9	13	18	27
Other revenues	1	—	5	—
Total Revenues	82	89	173	166
Costs and Expenses
Operating and maintenance expenses (a)	30	24	62	47
General and administrative expenses	2	3	5	6
Depreciation and amortization expenses	14	17	29	34
Loss on asset disposals and impairments	—	—	1	—
Total Costs and Expenses	46	44	97	87
Gathering Segment Operating Income	$36	$45	$76	$79
Volumes
Gas gathering throughput (thousands of MMBtu/d) (b)	854	1,071	878	1,046
Average gas gathering revenue per MMBtu (b)	$0.51	$0.48	$0.52	$0.43
Crude oil gathering pipeline throughput (Mbpd)	208	187	212	173
Average crude oil gathering pipeline revenue per barrel	$1.72	$1.71	$1.74	$1.80
Crude oil gathering trucking volume (Mbpd)	30	45	29	46
Average crude oil gathering trucking revenue per barrel	$3.30	$3.32	$3.27	$3.28

(a)
Operating and maintenance expenses include imbalance settlement gains of $1 million for the both the three months ended June 30, 2016 and 2015, and $1 million and $2 million for the six months ended June 30, 2016 and 2015, respectively.

(b)
Prior to the deconsolidation of RGS as of January 1, 2016, fees paid by us to RGS were eliminated upon consolidation and third-party transactions, including revenue and throughput volumes, were included in our results of operations. Third party volumes associated with RGS, included in gas gathering volume for the three and six months ended June 30, 2015, were both 146 thousand MMBtu/d and reduced our average gas gathering revenue per MMBtu by $0.05 for both periods.

THREE MONTHS ENDED JUNE 30, 2016 VERSUS THREE MONTHS ENDED JUNE 30, 2015

VOLUMES. Average crude oil gathering pipeline throughput volumes increased 21 Mbpd, or 11%, in the 2016 Quarter as a result of projects to expand the pipeline gathering system and interconnections with additional origin and destinations. Crude oil gathering trucking volumes decreased 15 Mbpd, or 33%, during the 2016 Quarter as more volumes were gathered via pipeline on to our High Plains Pipeline. The decrease in gas gathering throughput volumes of 217 MMBtu/d, or 20% in the 2016 Quarter as compared to the 2015 Quarter was primarily driven by the exclusion of volumes associated with RGS following our deconsolidation of RGS in 2016 well as declines in natural gas production leading to reduced volumes on our gathering system.

FINANCIAL RESULTS. Gathering revenues decreased $7 million, or 8%, to $82 million for the 2016 Quarter compared to $89 million in the 2015 Quarter primarily due to the recognition of revenue associated with volume shortfalls for one of our customers during the 2015 Quarter partially offset by an increase in the average gas gathering rates. In addition, crude oil gathering trucking revenues decreased due to lower volumes in the 2016 Quarter relative to the 2015 Quarter given increased usage of the High Plains Pipeline in lieu of trucking. Partially offsetting the decrease in gas gathering and crude oil trucking were increases to crude oil gathering pipeline revenues as a result of higher crude oil pipeline throughput on our High Plains Pipeline.

Operating and maintenance expenses increased $6 million, or 25%, to $30 million in the 2016 Quarter compared to $24 million in the 2015 Quarter related to the reporting of gross operating and maintenance expenses related to our transactions with RGS for the 2016 Quarter that were previously eliminated in the 2015 Quarter. Operating and maintenance expenses for the rest of the Gathering segment were relatively flat in the 2016 Quarter compared to the 2015 Quarter.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

SIX MONTHS ENDED JUNE 30, 2016 VERSUS SIX MONTHS ENDED JUNE 30, 2015

VOLUMES. Average crude oil gathering pipeline throughput volumes increased 39 Mbpd, or 23%, in the 2016 Period as a result of projects to expand the pipeline gathering system and interconnections with additional origin and destinations. Crude oil gathering trucking volumes decreased 17 Mbpd, or 37%, during the 2016 Period as more volumes were gathered via pipeline on to our High Plains Pipeline. The decrease in gas gathering throughput volumes of 168 MMBtu/d, or 16% in the 2016 Period as compared to the 2015 Period is driven by the the exclusion of volumes associated with RGS following our deconsolidation of RGS in 2016 as well as declines in natural gas production leading to reduced volumes on our gathering system.

FINANCIAL RESULTS. Gathering revenues increased $7 million, or 4%, to $173 million for the 2016 Period compared to $166 million in the 2015 Period primarily due to pass-through revenue received from Tesoro during the 2016 Period, which recovered a temporary fee related to right-of-way costs. Additionally, higher crude oil pipeline throughput on our High Plains Pipeline was partially offset by decreases in crude oil gathering trucking revenues due to lower volumes in the 2016 Period relative to the 2015 Period as a result of increased usage of the High Plains Pipeline in lieu of trucking. Gas gathering revenues were relatively flat as increases in the average gas gathering rate recognized were offset by a decline in gas gathering throughput as natural gas production has declined.

Operating and maintenance expenses increased $15 million, or 32%, to $62 million in the 2016 Period compared to $47 million in the 2015 Period primarily related to the reporting of gross operating and maintenance expense related to our transactions with RGS for the 2016 Period that were previously eliminated in the 2015 Period. Operating and maintenance expenses for the rest of the Gathering segment were relatively flat in the 2016 Period compared to the 2015 Period.

PROCESSING SEGMENT

PROCESSING SEGMENT OPERATING RESULTS (in millions, except MMBtu/d, Mbpd and revenue per MMBtu and fee per barrel)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
NGLs processing revenues	$25	$25	$51	$45
Fee-based processing revenues	25	24	51	53
Other processing revenues	18	18	37	36
Total Revenues	68	67	139	134
Costs and Expenses
Operating and maintenance expenses	29	30	60	60
General and administrative expenses	—	2	—	4
Depreciation and amortization expenses	12	11	23	22
Total Costs and Expenses	41	43	83	86
Processing Segment Operating Income	$27	$24	$56	$48
Volumes
NGLs processing throughput (Mbpd)	7.4	7.8	7.8	7.4
Average keep-whole fee per barrel of NGLs	$36.60	$35.14	$35.81	$33.60
Fee-based processing throughput (thousands of MMBtu/d)	645	768	660	729
Average fee-based processing revenue per MMBtu	$0.43	$0.36	$0.43	$0.40

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MANAGEMENT’S DISCUSSION AND ANALYSIS

THREE MONTHS ENDED JUNE 30, 2016 VERSUS THREE MONTHS ENDED JUNE 30, 2015

VOLUMES. Fee-based processing volumes decreased 123 thousand MMBtu/d, or 16%, to 645 thousand MMBtu/d in the 2016 Quarter as a result of lower natural gas production being delivered to our processing systems. Average NGLs processing volumes decreased slightly by 0.4 Mbpd, or 5%, to 7.4 Mbpd in the 2016 Quarter.

FINANCIAL RESULTS. Processing revenues were relatively flat at $68 million for the 2016 Quarter compared to $67 million in the 2015 Quarter. Improved utilization of our processing facilities along with annual rate escalations resulted in increased NGL processing rates, offset by a decline in volumes in the 2016 Quarter compared to the 2015 Quarter.

SIX MONTHS ENDED JUNE 30, 2016 VERSUS SIX MONTHS ENDED JUNE 30, 2015

VOLUMES. Fee-based processing volumes decreased 69 thousand MMBtu/d, or 9%, to 660 thousand MMBtu/d in the 2016 Period as a result of lower natural gas production being delivered to our processing systems. Average NGLs processing volumes increased marginally by 0.4 Mbpd, or 5%, to 7.8 Mbpd in the 2016 Period as a result of increased optimization of our processing facilities, partially offset by decreased production of fee-based gas customers.

FINANCIAL RESULTS. Processing revenues increased $5 million, or 4%, to $139 million for the 2016 Period compared to $134 million in the 2015 Period primarily due to an increase in the average keep-whole processing fee per barrel of NGLs as well as the increase in the processing volumes. Improved utilization of our processing facilities along with annual rate escalations resulted in increased NGL processing and fee-based processing rates, offset by a decline in fee-based processing volumes in the 2016 Period compared to the 2015 Period due to production declines.

TERMINALLING AND TRANSPORTATION SEGMENT

Our Terminalling and Transportation segment consists of regulated common carrier refined products pipeline systems, crude oil and refined products terminals and storage facilities, a rail-car unloading facility, a petroleum coke handling and storage facility and other pipelines, which transport products and crude oil from Tesoro’s refineries to nearby facilities.

TERMINALLING AND TRANSPORTATION SEGMENT OPERATING RESULTS (in millions, except barrel and per barrel amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues (a)
Terminalling revenues	$112	$92	$220	$182
Pipeline transportation revenues	31	27	61	56
Total Revenues	143	119	281	238
Costs and Expenses
Operating and maintenance expenses (b)	44	46	87	84
General and administrative expenses	7	8	16	16
Depreciation and amortization expenses	19	16	37	32
Total Costs and Expenses	70	70	140	132
Terminalling and Transportation Segment Operating Income	$73	$49	$141	$106
Volumes
Terminalling throughput (Mbpd)	997	913	953	916
Average terminalling revenue per barrel	$1.23	$1.10	$1.27	$1.10
Pipeline transportation throughput (Mbpd)	867	801	845	810
Average pipeline transportation revenue per barrel	$0.40	$0.38	$0.40	$0.38

(a)	Our Predecessor did not record revenue for transactions with Tesoro in the Terminalling and Transportation segment prior to the effective date of the acquisition of the LA Storage and Handling Assets.

(b)
Operating and maintenance expenses include imbalance settlement gains of $1 million for both the three months ended June 30, 2016 and 2015, and $2 million for both the six months ended June 30, 2016 and 2015.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

THREE MONTHS ENDED JUNE 30, 2016 VERSUS THREE MONTHS ENDED JUNE 30, 2015

VOLUMES. Terminalling throughput volumes increased 84 Mbpd, or 9%, primarily due to storage assets and commercial agreements with Tesoro executed in connection with the LA Storage and Handling Asset acquisition. Pipeline transportation throughput volumes increased 66 Mbpd, or 8%, in the 2016 Quarter compared to the 2015 Quarter primarily due to higher pipeline volumes in southern California as a result of the acquired assets and increased throughput along the Salt Lake City pipeline in the 2016 Quarter as a result of maintenance activities on the system during the 2015 Quarter.

FINANCIAL RESULTS. Revenues increased $24 million, or 20%, to $143 million in the 2016 Quarter compared to $119 million in the 2015 Quarter primarily as a result of the commercial storage agreements executed with Tesoro in connection with the LA Storage and Handling Asset acquisition as well as increased pipeline transportation throughput volumes.

SIX MONTHS ENDED JUNE 30, 2016 VERSUS SIX MONTHS ENDED JUNE 30, 2015

VOLUMES. Terminalling throughput volumes increased 37 Mpbd, or 4% and pipeline transportation throughput volumes increased 35 Mbpd, or 4%, in the 2016 Period compared to the 2015 Period primarily due to storage assets and commercial agreements with Tesoro executed in connection with the LA Storage and Handling Asset acquisition.

FINANCIAL RESULTS. Revenues increased $43 million, or 18%, to $281 million in the 2016 Period compared to $238 million in the 2015 Period primarily as a result of the commercial storage agreements executed with Tesoro in connection with the LA Storage and Handling Asset acquisition as well as increased pipeline transportation throughput volumes.

CAPITAL RESOURCES AND LIQUIDITY

OVERVIEW

Our primary cash requirements relate to funding capital expenditures, acquisitions, meeting operational needs and paying distributions to our unitholders. We expect our ongoing sources of liquidity to include cash generated from operations, reimbursement for certain maintenance and expansion expenditures, borrowings under the secured revolving credit facility (the “Revolving Credit Facility”), the Dropdown Credit Facility and issuances of additional debt and equity securities. We believe that cash generated from these sources will be sufficient to meet our short-term working capital, long-term capital expenditure, acquisition and debt servicing requirements and allow us to fund at least the minimum quarterly cash distributions.

CAPITALIZATION

CAPITAL STRUCTURE (in millions)

Debt principal, including current maturities:	June 30, 2016	December 31, 2015
Credit Facilities	$239	$555
Senior Notes	3,020	2,320
Capital lease obligations	7	8
Total Debt	3,266	2,883
Unamortized Issuance Costs (a)	(48)	(39)
Debt, Net of Unamortized Issuance Costs	3,218	2,844
Total Equity	2,056	1,794
Total Capitalization	$5,274	$4,638

(a)	Includes unamortized premiums of $4 million associated with our senior notes at both June 30, 2016 and December 31, 2015.

EQUITY OVERVIEW

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities on the terms and conditions determined by our general partner without the approval of the unitholders. Costs associated with the issuance of securities are allocated to all unitholders’ capital accounts based on their ownership interest at the time of issuance.

UNIT ISSUANCE. We closed a registered public offering of 6,325,000 common units representing limited partner interests, including the over-allotment option exercised by the underwriter for the purchase of an additional 825,000 common units, at a

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MANAGEMENT’S DISCUSSION AND ANALYSIS

public offering price of $47.13 per unit on June 10, 2016. The net proceeds of $293 million are expected to be used for general partnership purposes, which may include future acquisitions, capital expenditures and additions to working capital.

ATM PROGRAM. On August 24, 2015, we filed a prospectus supplement to our shelf registration statement filed with the Securities and Exchange Commission (“SEC”) on August 6, 2015, authorizing the continuous issuance of up to an aggregate of $750 million of common units, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings (such continuous offering program, or at-the-market program, referred to as our “ATM Program”). During the three and six months ended June 30, 2016, we issued an aggregate of 732,949 and 792,647 common units, respectively, under our ATM Program, generating proceeds of approximately $36 million and $38 million, respectively, before issuance costs. During the nine months ended September 30, 2016, we issued an aggregate of 1,492,367 common units under our ATM Program, generating proceeds of approximately $72 million before issuance costs. We paid fees of less than $0.4 million related to the issuance of units under this program for both the three and six months ended June 30, 2016. The net proceeds from sales under the ATM Program will be used for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

DEBT OVERVIEW AND AVAILABLE LIQUIDITY

Our secured Revolving Credit Facility, secured Dropdown Credit Facility and Senior Notes due 2019, 2020, 2021, and 2022 contain covenants that may, among other things, limit or restrict our ability (as well as the ability of our subsidiaries) to engage in certain activities. There have been no changes in these covenants from those described in the Annual Report on 10-K for the year ended December 31, 2015. As discussed below, on May 9, 2016, we issued senior notes due in 2024 that have substantially the same covenants as the existing senior notes. We do not believe that these limitations will restrict our ability to pay distributions. Additionally, our secured Revolving Credit Facility and secured Dropdown Credit Facility contain covenants that require us to maintain certain interest coverage and leverage ratios. We submit compliance certifications to the bank quarterly, and we were in compliance with our debt covenants as of June 30, 2016.

AVAILABLE CAPACITY UNDER OUR CREDIT FACILITIES (in millions)

	Total Capacity	Amount Borrowed as of June 30, 2016	Available Capacity	Weighted Average Interest Rate	Expiration
Revolving Credit Facility	$600	$—	$600	—%	January 29, 2021
Dropdown Credit Facility	1,000	239	761	4.51%	January 29, 2021
Total Credit Facilities	$1,600	$239	$1,361

EXPENSES AND FEES OF OUR CREDIT FACILITIES

Credit Facility	30 day Eurodollar (LIBOR) Rate at June 30, 2016	Eurodollar Margin	Base Rate	Base Rate Margin	Commitment Fee (unused portion)
Revolving Credit Facility (a)	0.47%	2.00%	3.50%	1.00%	0.38%
Dropdown Credit Facility (a)	0.47%	2.01%	3.50%	1.01%	0.38%

(a)
We have the option to elect if the borrowings will bear interest at either a base rate plus the base rate margin, or a Eurodollar rate, for the applicable period, plus the Eurodollar margin at the time of the borrowing. The applicable margin varies based upon a certain leverage ratio, as defined by the Revolving Credit Facility. We also incur commitment fees for the unused portion of the Revolving Credit Facility at an annual rate. Letters of credit outstanding under the Revolving Credit Facility incur fees at the Eurodollar margin rate.

SENIOR NOTES ISSUANCE. On May 9, 2016, we completed a registered offering of $250 million aggregate principal amount of 6.125% Senior Notes due 2021 (“2021 Notes”) and $450 million aggregate principal amount of 6.375% Senior Notes due 2024 (“2024 Notes”). We used the proceeds of the offering of the 2021 notes to repay amounts outstanding under our dropdown credit facility and the proceeds of the offering of the 2024 notes to repay amounts outstanding under our revolving credit facility and for general partnership purposes. See Note 5 in Part I, Item 1 of this Quarterly Report for additional information on the 2021 Notes and 2024 Notes.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

DEBT REPAYMENTS. On February 3, 2016, we paid the full amount of the Unsecured Term Loan Facility, including accrued interest, with proceeds drawn from the secured Dropdown Credit Facility. All commitments under the Unsecured Term Loan Facility were terminated effective with the repayment and an immaterial amount of unamortized debt issuance costs were expensed.

SENIOR NOTES EXCHANGE. On February 26, 2016, the Partnership commenced an offer to exchange (the “Exchange”) its existing unregistered 5.50% Senior Notes due 2019 (“2019 Notes”) and 6.25% Senior Notes due 2022 (“2022 Notes”) (together, “Unregistered Notes”) for an equal principal amount of 5.50% Senior Notes due 2019 and 6.25% Senior Notes due 2022 (the “Exchange Notes”), respectively, that were registered under the Securities Act of 1933, as amended. On April 14, 2016, the Exchange was completed for all of the 2019 Notes and substantially all of the 2022 Notes. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate, maturity and redemption rights) to the Unregistered Notes for which they were exchanged, except that the Exchange Notes generally are not subject to transfer restrictions. The Exchange fulfills all of the requirements of the registration rights agreements for the Unregistered Notes.

SOURCES AND USES OF CASH

COMPONENTS OF CASH FLOWS (in millions)

	Six Months Ended June 30,
	2016	2015
Cash Flows From (Used In):
Operating Activities	$249	$211
Investing Activities	(127)	(169)
Financing Activities	544	(48)
Increase (Decrease) in Cash and Cash Equivalents	$666	$(6)

OPERATING ACTIVITIES. Net cash from operating activities increased $38 million to $249 million in the 2016 Period compared to $211 million for the 2015 Period. The increase in cash from operations was primarily driven by the increase in net earnings of $37 million from the 2015 Period to the 2016 Period and a $11 million impact of non-cash items were offset by the change in working capital.

INVESTING ACTIVITIES. Net cash used in investing activities for the 2016 Period decreased $42 million to $127 million compared to $169 million in the 2015 Period. The decrease related to this outflow was a result of higher capital expenditures in the 2015 Period including spending related to the construction of the Connolly Gathering System, the second phase of the Bakken area storage hub, and various projects on our Southern California distribution system. See “Capital Expenditures” below for a discussion of the various maintenance and growth projects in the 2016 Period.

FINANCING ACTIVITIES. Net cash provided by financing activities for the 2016 Period was $544 million compared to a use of cash of $48 million for the 2015 Period. We received $701 million of proceeds from debt offerings and $334 million in net proceeds from issuances of units. Offsetting these proceeds were higher quarterly cash distributions totaling $206 million during the 2016 Period compared to quarterly cash distributions totaling $140 million paid in the 2015 Period. We paid down $66 million of net borrowings under our secured Revolving Credit Facility during the 2016 Period and paid off the Unsecured Term Loan Facility of $250 million.

Historically, the Predecessors’ sources of liquidity included cash generated from operations and funding from Tesoro. Cash receipts were deposited in Tesoro’s bank accounts and all cash disbursements were made from those accounts. The Sponsor contribution of $33 million and $14 million included in cash from financing activities for the six months ended June 30, 2016 and 2015, respectively, funded the cash portion of the net loss for the Predecessors.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

CAPITAL EXPENDITURES

The Partnership’s operations are capital intensive, requiring investments to expand, upgrade or enhance existing operations and to maintain assets and ensure regulatory compliance. Growth capital expenditures include expenditures to purchase or construct new assets and to expand existing facilities or services that may increase throughput capacity on our pipelines, in our terminals and at our processing facilities, increase storage capacity, increase well connections and compression as well as other services at our facilities. Maintenance capital expenditures include expenditures required to maintain equipment reliability and integrity and to ensure regulatory compliance. Actual and estimated amounts described below include amounts representing capitalized interest and labor. Our capital expenditures are funded primarily with cash generated from operations, reimbursements for certain growth and maintenance capital expenditures, borrowings under our revolving credit facilities and issuances of additional debt and equity securities, as needed.

During the 2016 Period, we spent $62 million, net of $1 million in reimbursements from entities including Tesoro, on growth capital projects and $10 million, net of $10 million in reimbursements from entities including Tesoro, on maintenance capital projects. Cost estimates for projects currently in process or under development are subject to further review, analysis and permitting requirements, which may result in revisions to our current spend estimates.

TLLP's expected 2016 capital expenditures are currently forecasted to total approximately $240 million, or $270 million offset by expected reimbursements of $30 million primarily for maintenance capital expenditures. Our revised capital spending estimate reflects the deferral of several discretionary projects and delays in several growth projects in both the Rockies and Bakken regions attributed to low commodity prices and our current view of spending related to the Los Angeles Refinery Interconnect Pipeline System.

MAJOR GROWTH CAPITAL PROJECTS COMPLETED, IN PROCESS OR UNDER DEVELOPMENT (in millions)

Major Projects	Total Project Expected Capital Expenditures	Actual 2016 Capital Expenditures
Gathering Segment:
Completed:
Bakken Area Storage Hub (a)	$30	$4
In Process:
High Plains Pipeline Expansion (b)	25-30	4
Uinta Compression (c)	50-55	28
Terminalling and Transportation Segment:
In Process:
Terminal Expansions (d)	30	5
Under Development:
Los Angeles Refinery Interconnect Pipeline System (e)	150-200	—

(a)
The construction of the second phase of the Bakken Area Storage Hub provides storage tanks located in two strategic areas of the basin. With its completion, storage capacity has grown to over 1 million barrels.

(b)
Projects to expand crude oil gathering throughput capacity on the High Plains Pipeline in McKenzie County, North Dakota. The expansion project’s expected capital expenditures may be reduced as a result of Tesoro’s recent acquisition of Great Northern Midstream and associated BakkenLink pipeline.

(c)
Projects to increase compression for our Uinta natural gas gathering systems and expand our gathering system in the Uinta basin. We expect incremental volumes through our processing system upon the completion of the project.

(d)	Projects to increase the throughput capacity and service capabilities at our crude oil and refined products terminals.

(e)
The pipeline interconnect project at the Los Angeles refinery is designed to provide direct connectivity between Tesoro’s refining sites. The proposed project is subject to final Board of Directors approval, project scoping, engineering and regulatory approval.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

DISTRIBUTIONS

Our partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that the limited partner unitholders and general partner will receive.

QUARTERLY DISTRIBUTIONS

Quarter Ended	Quarterly Distribution Per Unit	Total Quarterly Distribution Per Unit, Annualized	Total Cash Distribution including general partner IDRs (in millions)	Date of Distribution	Unitholders Record Date
December 31, 2015	$0.780	$3.12	$98	February 12, 2016	February 2, 2016
March 31, 2016	0.810	3.24	108	May 13, 2016	May 2, 2016
June 30, 2016	0.842	3.37	123	August 12, 2016	August 2, 2016
September 30, 2016 (a)	0.875	3.50	131	November 14, 2016	November 4, 2016

(a)	This distribution was declared on October 18, 2016 and will be paid on the date of distribution.

ENVIRONMENTAL AND OTHER MATTERS

ENVIRONMENTAL REGULATION. We are subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment or otherwise relate to protection of the environment. Compliance with these laws and regulations may require us to remediate environmental damage from any discharge of petroleum, natural gas or chemical substances from our facilities or require us to install additional pollution control equipment on our equipment and facilities. Our failure to comply with these or any other environmental or safety-related regulations could result in the assessment of administrative, civil, or criminal penalties, the imposition of investigatory and remedial liabilities, and the issuance of injunctions that may subject us to additional operational constraints.

Future expenditures may be required to comply with the federal, state and local environmental requirements for our various sites, including our storage facilities, pipelines, gas processing complexes and refined products terminals. The impact of these legislative and regulatory developments, if enacted or adopted, could result in increased compliance costs and additional operating restrictions on our business, each of which could have an adverse impact on our liquidity, financial position or results of operations. See Note 6 to our condensed combined consolidated financial statements for additional information regarding environmental regulation and Tesoro indemnification. See our discussion of the Amended Omnibus Agreement and the Carson Assets Indemnity Agreement in Note 3 of our Annual Report on Form 10-K for the year ended December 31, 2015 and Part II, Item 1 of this Quarterly Report on Form 10-Q for more information regarding the indemnification of certain environmental matters provided to us by Tesoro and discussion of other certain environmental obligations.

IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q (including information incorporated by reference) includes and references “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, expectations regarding revenues, cash flows, capital expenditures and other financial items. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations and profitability. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar terms and phrases to identify forward-looking statements in this Quarterly Report on Form 10-Q, which speak only as of the date the statements were made.

Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to:

•
changes in global economic conditions and the effects of a global economic downturn on our business, on the business of our key customers, including Tesoro, and on our customers’ suppliers, customers, business partners and credit lenders;

•	a material decrease in the crude oil and natural gas produced in the Bakken Shale/Williston Basin area of North Dakota and Montana;

•	a material decrease in the natural gas and crude oil produced in the Green River Basin, Uinta Basin and Vermillion Basin in the states of Utah, Colorado and Wyoming;

•	the ability of our key customers, including Tesoro, to remain in compliance with the terms of their outstanding indebtedness;

•	changes in insurance markets impacting costs and the level and types of coverage available;

•	changes in the cost or availability of third-party vessels, pipelines and other means of delivering and transporting crude oil, feedstocks, natural gas, natural gas liquids and refined products;

•	the coverage and ability to recover claims under our insurance policies;

•	the availability and costs of crude oil, other refinery feedstocks and refined products;

•	the timing and extent of changes in commodity prices and demand for refined products, natural gas and NGLs;

•	changes in our cash flow from operations;

•	impact of QEP Resources’ and Questar Gas Company’s failure to perform under the terms of our gathering agreements as they are our largest customers in TLLP’s natural gas business;

•
the risk of contract cancellation, non-renewal or failure to perform by those in our supply and distribution chains, including Tesoro and Tesoro’s customers, and the ability to replace such contracts and/or customers;

•	the suspension, reduction or termination of Tesoro’s obligation under our commercial agreements and our secondment agreement;

•	a material decrease in profitability among our customers, including Tesoro;

•	earthquakes or other natural disasters affecting operations;

•	direct or indirect effects on our business resulting from actual or threatened terrorist incidents, cyber-security breaches or acts of war;

•	weather conditions affecting operations by us or our key customers, including Tesoro, or the areas in which the customers we serve operate;

•	disruptions due to equipment interruption or failure at our facilities, Tesoro’s facilities or third-party facilities on which our key customers, including Tesoro, are dependent;

•	changes in the expected value of and benefits derived from acquisitions;

•	actions of customers and competitors;

•	changes in our credit profile;

•
state and federal environmental, economic, health and safety, energy and other policies and regulations, including those related to climate change and any changes therein and any legal or regulatory investigations, delays, compliance costs or other factors beyond our control;

•	operational hazards inherent in refining operations and in transporting and storing crude oil, natural gas, NGLs and refined products;

•	changes in capital requirements or in execution and benefits of planned capital projects;

•	seasonal variations in demand for natural gas and refined products;

•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters, including unexpected environmental remediation costs in excess of any accruals, which affect us or Tesoro;

•	risks related to labor relations and workplace safety; and

•	political developments.

Many of these factors, as well as other factors, are described in our filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this Quarterly Report on Form 10-Q.

15 | Tesoro Logistics LP 2016